EXHIBIT 5

[Letterhead of Davis Polk & Wardwell]

                                December 27, 2005

Ozark Holding Inc.

c/o Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

We have acted as counsel to Ozark Holding Inc. (the “Company”) in connection with the merger of a subsidiary of the Company with and into Siebel Systems, Inc. (“Siebel Systems”) and the merger of another subsidiary of the Company with and into Oracle Corporation (“Oracle”) (collectively, the “Mergers”) pursuant to the terms of the Agreement and Plan of Merger dated as of September 12, 2005, as amended, among Oracle, Siebel Systems, Ozark Merger Sub Inc., Sierra Merger Sub Inc. and the Company, each a Delaware corporation (the “Merger Agreement”), and the preparation and filing of the Company’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of shares (the “Shares”) of common stock, par value $0.01 per share, of the Company to be issued in the Mergers.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion.

In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act, (ii) the stockholders of Siebel Systems will have adopted the Merger Agreement in accordance with the Delaware General Corporation Law and (iii) the transactions contemplated by the Merger Agreement will have been consummated in accordance with the terms of the Merger Agreement.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will have been validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of California, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

This letter is furnished to you solely for use in connection with the Registration Statement and may not be used for any other purpose without our express permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption “Legal Matters” in the Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulation promulgated thereunder.

This opinion is rendered to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose.

Very truly yours,

/s/ Davis Polk & Wardwell
Davis Polk & Wardwell